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                                                                     EXHIBIT 4.2

                          FIRST SUPPLEMENTAL INDENTURE

      FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of March 25, 1999, between SpectraSite Holdings, Inc., a Delaware corporation (the "Issuer"), and United States Trust Company of New York, a national banking association, as trustee (the "Trustee").

                                  WITNESSETH:

      WHEREAS, the Issuer and the Trustee entered into an Indenture, dated as of June 26, 1998 (the "Indenture"), with respect to the Issuer's 12% Senior Discount Notes Due 2008 (the "Notes");

      WHEREAS, on February 10, 1999, the Issuer entered into an Agreement and Plan of Merger (the "Merger Agreement") among Nextel Communications, Inc., a Delaware corporation ("Nextel"), Tower Parent Corp., a Delaware corporation that is wholly owned by Nextel, Tower Merger Vehicle, Inc., a newly formed Delaware corporation and a wholly owned direct subsidiary of Tower Parent Corp. ("Merger Sub"), Tower Asset Sub, Inc., a newly formed Delaware corporation and a wholly owned direct subsidiary of Merger Sub, certain transferring subsidiaries of Nextel, SpectraSite Communications, Inc., a Delaware corporation and a wholly owned direct subsidiary of the Issuer ("SCI"), and SHI Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned direct subsidiary of SCI ("SHI Merger Sub"), which provides for the merger of SHI Merger Sub with and into Merger Sub, with Merger Sub thereby becoming a wholly owned direct subsidiary of SCI;

      WHEREAS, in order to consummate the transactions contemplated by the Merger Agreement and as a condition to closing the merger of SHI Merger Sub with and into Merger Sub, the Issuer has solicited consents from the Holders of the Notes through a Consent Solicitation Statement, dated as of March 17, 1999, to certain amendments to the Indenture (the "Proposed Amendments"), which Proposed Amendments are reflected in this Supplemental Indenture;

      WHEREAS, in accordance with Section 9.2 of the Indenture, the Issuer has received the written consent of the Holders of at least a majority in principal amount at maturity of the Notes outstanding to the Proposed Amendments;

      WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done;

      NOW, THEREFORE, the parties hereto agree as follows:

      SECTION 1. Certain Terms Defined in the Indenture. All capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Indenture.

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      SECTION 2. Amendments to the Indenture. Subject to Section 4 hereof, the
Indenture is hereby amended as follows:

      (a) The following definitions are added to Section 1.1 of the Indenture in proper alphabetical order:

      "Nextel" means Nextel Communications, Inc., a Delaware corporation.

      "Nextel Merger Agreement" means the Agreement and Plan of Merger, dated as of February 10, 1999, among the Issuer, Nextel, Tower Parent Corp., a Delaware corporation, Tower Merger Vehicle, Inc., a Delaware corporation, Tower Asset Sub, Inc., a Delaware corporation, certain transferring subsidiaries of Nextel, SpectraSite Communications, Inc., a Delaware corporation, and SHI Merger Sub, Inc., a Delaware corporation, as amended, modified or supplemented from time to time.

      "Series C Purchase Agreement" means the Preferred Stock Purchase Agreement, dated as of February 10, 1999, among SpectraSite and the several purchasers named therein, as amended, modified or supplemented from time to time.

      (b) The definition of "Permitted Holders" in Section 1.1 of the Indenture is replaced in its entirety with the following:

      "Permitted Holders" means any or all of Stephen H. Clark, David P. Tomick, Joe L. Finley, Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., their respective general partners, employees of Welsh, Carson, Anderson & Stowe, CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, Caravelle Investment Fund, L.L.C., Tower Parent Corp., Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., J.H. Whitney Mezzanine Fund, L.P., Waller-Sutton Media Partners, L.P., Kitty Hawk Capital Limited Partnership, III, Kitty Hawk Capital Limited Partnership, IV, Eagle Creek Capital, L.L.C., The North Carolina Enterprise Fund, L.P., Finley Family Limited Partnership and their respective Affiliates.

      (c) The definition of "Permitted Lien" in Section 1.1 of the Indenture is replaced in its entirety with the following:

      "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's, landlords' and mechanics' Liens, in each case for sums not yet due or being contested in good faith by

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appropriate proceeding, or judgment Liens not giving rise to an Event of
Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (g) leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, and which are made on customary and usual terms applicable to similar properties; (h) Liens existing as of the date on which the Notes are originally issued and Liens created by the Indenture; (i) Liens created solely for the purpose of securing the payment of all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the date on which the Notes are originally issued; provided, however, that (A) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the aggregate purchase price of the assets or property so acquired or constructed, (B) the Indebtedness secured by such Liens shall have otherwise been permitted to be issued under the Indenture and (C) such Liens shall not encumber any other assets or property of the Issuer or any of its Restricted Subsidiaries and shall attach to such assets or property within 90 days of the construction or acquisition of such assets or property; (j) Liens on the assets or property of a Restricted Subsidiary of the Issuer existing at the time such Restricted Subsidiary became a Subsidiary of the Issuer and not incurred as a result of (or in connection with or in anticipation of) such Restricted Subsidiary becoming a Subsidiary of the Issuer; provided, however, that (A) any such Lien does not by its terms cover any property or assets after the time such Restricted Subsidiary becomes a Subsidiary which were not covered immediately prior to such transaction, (B) the incurrence of the Indebtedness secured by such Lien shall have otherwise been permitted to be issued under the Indenture, and (C) such Liens do not extend to or cover any other property or assets of the Issuer or any of its Restricted Subsidiaries; (k) Liens securing Indebtedness outstanding under the New Credit Facility; (l) Liens extending, renewing or replacing in whole or in part a Lien permitted by the Indenture; provided, however, that (A) such Liens do not extend beyond the property subject to the existing Lien and improvements and construction on such property and (B) the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien; (m) Liens Incurred in the ordinary course of business by the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (i) are not Incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the

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Issuer or such Restricted Subsidiary; (n) Liens in favor of the Issuer or a
Wholly Owned Subsidiary; (o) any interest in or title of a lessor to any property subject to Capitalized Lease Obligations permitted to be Incurred under this Indenture; (p) Liens on the Capital Stock of Unrestricted Subsidiaries; and (q) the Liens to be granted pursuant to the terms of the Security and Subordination Agreement, as amended, modified or supplemented from time to time, to be entered into pursuant to the terms of the Nextel Merger Agreement.

      (d) Section 4.3(b) of the Indenture is replaced in its entirety with the following:

      Notwithstanding Section 4.3(a) and regardless of the amount of outstanding Indebtedness of the Issuer, the Issuer may Incur any or all of the following Indebtedness: (i) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Issuer; (ii) Indebtedness represented by the Notes and the Exchange Notes; (iii) Indebtedness of the Issuer (other than the Indebtedness described in clauses (i) or (ii) above) outstanding on the Issue Date; (iv) Indebtedness (including Capitalized Lease Obligations) of the Issuer Incurred to finance the acquisition, construction or improvement of fixed or capital assets in an aggregate principal amount at any one time outstanding not to exceed $5.0 million (together with the amount of any Indebtedness then outstanding and Incurred pursuant to clause (b)(vi) of Section 4.4); provided, that such Indebtedness is Incurred within 180 days after the date of such acquisition, construction or improvement and does not exceed the fair market value of such acquired, constructed or improved assets, as determined in good faith by the Board of Directors of the Issuer; (v) Refinancing Indebtedness Incurred in respect of any Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (ii), (iii) or this clause (v); (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Issuer in the ordinary course of its business and which do not secure other Indebtedness and (B) under Currency Agreements and Interest Rate Agreements Incurred which, at the time of Incurrence, is in the ordinary course of business; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are directly related to Indebtedness permitted to be Incurred by the Issuer pursuant to this Indenture; (vii) Indebtedness represented by Guarantees by the Issuer of Indebtedness otherwise permitted to be Incurred pursuant to this Indenture; (viii) Indebtedness of any other Person existing at the time such other Person is merged with or into the Issuer outstanding on or prior to the date on which such Person was merged with or into the Issuer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person was merged with or into the Issuer); provided, however, that on the date of such merger and after giving effect thereto, the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this Section 4.3;
(ix) Indebtedness Incurred by the Issuer's Subsidiaries not otherwise prohibited by the terms of this Indenture; (x)

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the Incurrence by the Issuer of Indebtedness not to exceed, at any one time outstanding (together with the amount of any Indebtedness then outstanding and Incurred pursuant to clause (b)(ix) of Section 4.4), 1.5 times the aggregate Net Cash Proceeds received by the Issuer from the issue or sale of Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Restricted Subsidiaries), less the amount of such Net Cash Proceeds used to make Restricted Payments pursuant to clause 3(B) of paragraph
(a) of Section 4.5 or applied pursuant to clause (i)(B) of paragraph (b) of
Section 4.5; provided, however, that for an issuance of Capital Stock prior to the issuance and sale of Capital Stock under the Series C Purchase Agreement in conjunction with the closing of the Nextel Merger Agreement, immediately prior to the consummation of such issuance or sale of Capital Stock (other than the issuance and sale contemplated under the Series C Purchase Agreement), the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this Section 4.3; (xi) Indebtedness of the Issuer Incurred to finance a portion of the cash consideration to be paid under the Nextel Merger Agreement, provided that the proceeds of any such Indebtedness shall be held in an escrow account to secure such Indebtedness until the closing of the Nextel Merger Agreement or until such time as the Issuer could Incur such Indebtedness under the Indenture and (xii) other Indebtedness in an aggregate principal amount outstanding at any time not to exceed $5.0 million (together with the amount of any Indebtedness and Preferred Stock then outstanding and Incurred pursuant to clause (b)(xi) of Section 4.4).

      (e) Section 4.4(b) of the Indenture is replaced in its entirety with the following:

      Notwithstanding Section 4.4(a) and regardless of the amount of outstanding Indebtedness of the Restricted Subsidiaries, any Restricted Subsidiary may Incur any or all of the following Indebtedness: (i) Indebtedness Incurred under the New Credit Facility in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $50.0 million and (B) the product of (x) $200,000 and (y) the number of Completed Towers on the date of such Incurrence, less the aggregate amount of all proceeds from all Asset Dispositions of Tower Assets of the Issuer that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to Section 4.7; (ii) Indebtedness or Preferred Stock of a Restricted Subsidiary issued to and held by the Issuer or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness or Preferred Stock by the issuer thereof; (iii) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer); provided, however, that on the date of such acquisition and after giving effect thereto, the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of Section 4.3; (iv) Indebtedness or Preferred Stock


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outstanding on the Issue Date (other than Indebtedness described in clauses
(i), (ii) or (iii) of this paragraph); (v) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clauses (iii) or (iv) of this paragraph or this clause (v); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (iii), such Refinancing Indebtedness shall be Incurred only by such Subsidiary; (vi) Indebtedness (including Capitalized Lease Obligations) Incurred to finance the acquisition, construction or improvement of fixed or capital assets in an aggregate principal amount at any one time outstanding not to exceed $5.0 million (together with the amount of any Indebtedness then outstanding and Incurred pursuant to clause (b)(iv) of Section 4.3); provided, that such Indebtedness is Incurred within 180 days after the date of such acquisition, construction or improvement and does not exceed the fair market value of such acquired, constructed or improved assets, as determined in good faith by the Board of Directors of the Issuer; (vii) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided in the ordinary course of its business and which do not secure other Indebtedness and (B) under Currency Agreements and Interest Rate Agreements Incurred which, at the time of Incurrence, is in the ordinary course of business; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are directly related to Indebtedness permitted to be Incurred pursuant to this Indenture; (viii) Indebtedness represented by Guarantees of Indebtedness otherwise permitted to be Incurred pursuant to this Indenture; (ix) the Incurrence of Indebtedness not to exceed, at any one time outstanding (together with the amount of any Indebtedness then outstanding and Incurred pursuant to clause (b)(x) of Section 4.3), 1.5 times the aggregate Net Cash Proceeds received by the Issuer from the issue or sale of Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Restricted Subsidiaries), less the amount of such Net Cash Proceeds used to make Restricted Payments pursuant to clause 3(B) of paragraph (a) of Section
4.5 or applied pursuant to clause (i)(B) of paragraph (b) of Section 4.5; provided, however, that for an issuance of Capital Stock prior to the issuance and sale of Capital Stock under the Series C Purchase Agreement in conjunction with the closing of the Nextel Merger Agreement, immediately prior to the consummation of such issuance or sale of Capital Stock (other than the issuance and sale contemplated under the Series C Purchase Agreement), the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of Section 4.3; (x) Indebtedness of the Issuer Incurred to finance a portion of the cash consideration to be paid under the Nextel Merger Agreement, provided that the proceeds of any such Indebtedness shall be held in an escrow account to secure such Indebtedness until the closing of the Nextel Merger Agreement or until such time as the Issuer could Incur such Indebtedness under the Indenture and (xi) other Indebtedness and Preferred Stock in an aggregate principal and/or liquidation amount outstanding at any time not to exceed $5.0 million (less the amount of any Indebtedness then outstanding and Incurred pursuant to clause (b)(xii) of Section 4.3).

      (f) Section 4.8(b) of the Indenture is replaced in its entirety with the following:

      The provisions of paragraph (a) of this Section 4.8 shall not prohibit (i) any Restricted

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Payment permitted to be made pursuant to Section 4.5, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, or any arrangements relating thereto, (iii) the grant of stock options or similar rights to employees and directors of the Issuer pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Issuer and its Restricted Subsidiaries who are not employees of the Issuer or its Restricted Subsidiaries, (vi) any transaction between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer, (viii) any transaction consummated pursuant to the terms of any agreement described in the Offering Circular to which the Issuer is a party, in each case as such agreement is in effect on the Issue Date and without giving any effect to any subsequent amendments, modifications or alterations thereof, and (ix) any transaction (A) contemplated by the Nextel Merger Agreement, (B) contemplated by a credit facility on substantially the terms set forth in the commitment letter dated January 15, 1999, as amended, between SpectraSite Communications, Inc., as the borrower, and Canadian Imperial Bank of Commerce, CIBC Oppenheimer Corp. and Credit Suisse First Boston Corporation, pursuant to which any Affiliate of the Issuer is a lender, provided that the terms and conditions of such credit facility, taken as a whole, are no less favorable to the Restricted Subsidiary that is a party thereto than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate or (C) between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer involving ordinary course investment banking, commercial banking or related activities.

      SECTION 3. Waiver. Each Holder waives any contravention of any provision of the Indenture (including, but not limited to, the Incurrence of Indebtedness owing to Nextel by a subsidiary of Nextel being acquired by the Company as part of consummation of the merger contemplated by the Nextel Merger Agreement) and any Default arising out of the consummation of the transactions described in the Issuer's Consent Solicitation Statement dated March 17, 1999 (as amended or supplemented), and consents to the rescission of the Proposed Amendments by the Company if the Transactions are not consummated.

      SECTION 4. Rescission. If the closing contemplated by the Nextel Merger Agreement has not been consummated by September 30, 1999, this Supplemental Indenture shall be automatically rescinded without any further action by the Issuer or the Trustee and shall be of no force or effect. The Issuer shall notify the Trustee in writing promptly following the consummation of the closing under the Nextel Merger Agreement.

      SECTION 5. Governing Law. The laws of the State of New York shall govern this Supplemental Indenture (without regard to the choice of law provisions thereof).

      SECTION 6. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures

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thereto and hereto were upon the same instrument.

      SECTION 7. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect, and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Issuer and the Trustee.


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      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
      Indenture to be duly executed as of the date first above written.


                                 SPECTRASITE HOLDINGS, INC.


                                 By: /s/ DAVID P. TOMICK
                                    ---------------------------------
                                 Name:   DAVID P. TOMICK
                                      -------------------------------
                                 Title:  CHIEF FINANCIAL OFFICER
                                       ------------------------------

                                 UNITED STATES TRUST COMPANY OF NEW
                                 YORK, as Trustee


                                 By: /s/ MARGARET M. CIESMELEWSKI
                                    ---------------------------------
                                 Name:   MARGARET M. CIESMELEWSKI
                                      -------------------------------
                                 Title:  ASSISTANT VICE PRESIDENT
                                       ------------------------------